Exhibit 23(d)(1)

                          INVESTMENT ADVISORY AGREEMENT

      This INVESTMENT ADVISORY AGREEMENT (this "Agreement") is made as of the
1st day of January, 2006, by and between Clipper Fund, Inc., a California corporation (the "Fund"), and Davis Selected Advisers, l.P. ("DSA" serving as adviser), a Colorado limited partnership and Davis Selected Advisers-NY, Inc.
("DSA-NY" serving as sub-adviser), a Delaware corporation.

      WHEREAS, the Fund is registered as a open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");
and

      WHEREAS, both DSA and DSA-NY are registered as an investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

      WHEREAS, the Fund wishes to retain DSA and DSA-NY (hereinafter referred to jointly as the "Adviser") to provide certain investment advisory services pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advisory services;

      NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

      1.    Appointment of Adviser. The Fund hereby appoints the Adviser to serve as investment adviser and sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

      2.    Duties of the Fund. The Fund shall at all times keep the Adviser fully informed with regard to the securities and other property owned by it, its funds available (or to become available) for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

      3.    Duties of Adviser.

            (a)   Subject to the supervision of the Fund's Board of Directors
(the "Directors"), the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund consistent with the Fund's investment objectives, policies and restrictions. The Adviser shall determine from time to time what securities or other property shall be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Articles of Incorporation and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the

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investment objectives, policies and restrictions of the Fund as stated in its prospectus, as each of the foregoing may be amended from time to time.

            (b)   The Adviser shall place orders pursuant to its investment
determinations for the Fund either directly with the issuer or with any broker, dealer or futures commission merchant (collectively, a "broker"). In the selection of brokers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Adviser shall seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Directors may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.
The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision, as may be directed by the Directors.

            (c)   The Adviser, at its expense, shall supply the Board of
Directors and officers of the Fund with statistical information and reports reasonably requested by them and reasonably available to the Adviser. The
Adviser shall oversee the maintenance of all books and records with respect to the Fund's portfolio transactions in accordance with all applicable federal and state laws and regulations and shall perform such other administrative, bookkeeping or clerical duties as may be agreed upon by the parties. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule
31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940
Act. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. The Adviser may enter into a contract with one or more other parties in which the Adviser delegates to such party or parties any or all of the duties specified in this sub-paragraph (c) of
Paragraph 3.

            (d)   Other than as herein specifically indicated, the Adviser shall not be responsible for the expenses of the Fund. Specifically (but without limitation), the Adviser shall not be responsible for any of the following expenses of the Fund, which expenses shall be borne

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by the Fund: advisory fees; distribution fees; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities or other property purchased or sold by the Fund and any losses in connection therewith; fees of custodians, transfer agents, registrars, fund accounting, administrators or other agents;
legal expenses; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying shares of the Fund for sale under applicable federal and state law;
expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund shareholders; costs of shareholders' and other meetings of the Fund; Directors' fees; audit fees; travel expenses of
Directors who are not "interested persons" of the Advise; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the
Fund and its officers and Directors.

      4.    Director/Officer/Employee Independence from Adviser. No Director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Director, officer or employee while he or she is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser. This Paragraph 4 shall not apply to Directors, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

      5.    Investment Advisory Fee. As compensation for the services performed and expenses assumed by the Adviser with respect to the Fund, including the services of any consultants, investment advisers or other parties retained by the Adviser, the Fund shall pay the Adviser an annual fee, payable on a monthly basis, at annual rates described in Schedule A, based upon the Fund's average daily net assets. The payment of the foregoing fee shall be made within thirty
(30) days of the end of each month. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to the number of days in such month. For purposes of this Agreement and except as otherwise provided herein, the average daily net assets of the Fund shall be calculated pursuant to procedures adopted by the Board of Directors of the Fund for calculating the value of the Fund's net assets or delegating such calculations to third parties.

      6.    Limitation on Adviser's Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Fund or any of its shareholders for any act or omission in the course of, or connected with, rendering services hereunder other than a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

      7.    Indemnification of Adviser for Prior Events. The Fund agrees to indemnify and hold harmless the Adviser and any of its controlling persons, or any partners, directors, officers and/or employees of any of the foregoing, are parties, the Fund agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability or expense
(including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits,

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actions or proceedings relating to actions or omission by the Fund's former investment adviser prior to the date of this Agreement.

      8.    Other Employ of Adviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Director, officer, or employee of the Fund to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other Fund, firm, individual or association.

      9.    Term. This Agreement shall terminate on May 30, 2006 unless it has been approved by a majority of the Fund's shareholders. If so approved, then unless sooner terminated, this Agreement shall continue until the second anniversary hereof and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Directors or vote of a majority of the Fund's shareholders, provided that in either event its continuance also is approved by a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

      10.   Termination; No Assignment. Except as otherwise provided herein, this Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the
Adviser. Any termination of this Agreement pursuant to Paragraph 9 shall be without the payment of any penalty. This Agreement shall not be materially amended unless such amendment is approved by the vote of a majority of the outstanding voting securities of the Fund (provided that such shareholder approval is required by the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors who are not interested persons of the Fund or of the Adviser.

      11.   Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This
Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

      12.   Definitions. As used in this Agreement, the terms "assignment,"
"interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted, issued or adopted by the Securities and Exchange
Commission or its staff by any rule, regulation, or order; and the term
"brokerage and research services" shall have the meaning given in the Securities
Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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      13.   Choice of Law; Interpretation. This Agreement shall be governed by the internal laws, and not the law of conflicts of laws, of the State of
California; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rule or regulation of the Securities and Exchange Commission thereunder.

      14.   Non-Public Personal Information. Notwithstanding any provision herein to the contrary, the Adviser hereto agrees on behalf of itself and its directors, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund's prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under
Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the
Gramm-Leach-Bliley Act (the "GLB Act"), and (2) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the GLB Act, and if in compliance therewith, the privacy policies adopted by the Fund and communicated in writing to the Manager. Such written approval shall not be unreasonably withheld by the Fund and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

      15.   Anti-Money Laundering Compliance. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act 0f 2001, and any implementing regulations thereunder (together, "AML Laws"), the Fund has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the
Fund's Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the
Fund and/or the Fund's administrator such reports, certifications and contractual assurances as may be reasonably requested by the Fund. The Fund may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

      16.   Certifications; Disclosure Controls and Procedures. The Adviser
acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the
"Sarbanes-Oxley Act"), and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the
Adviser agrees to use its best efforts to assist the Fund in complying with the
Sarbanes-Oxley Act and implementing the Fund's disclosure controls and procedures. The Adviser agrees to inform the Fund of any material development related to the Fund that the Adviser reasonably believes is relevant to the
Fund's certification obligations under the Sarbanes-Oxley Act.

      17.   Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

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      18.   Headings. Headings contained in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                           **SIGNATURE PAGE FOLLOWS**

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Clipper Fund, Inc.

_________________________________________________
Kenneth Eich
Principal Executive Officer

Davis Selected Advisers, L.P.
By Davis Investments, LLC (General Partner)

_________________________________________________
Thomas Tays
Vice President

Davis Selected Advisers-NY, Inc.

_________________________________________________
Thomas Tays
Vice President

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                              Advisory Fee Schedule
                                   Schedule A

            Annual Rate                              Net Assets of Fund
            0.65% of.................................First $500 million
            0.60% of.................................Second $500 million
            0.55% of.................................Next $2 billion
            0.54% of.................................Next $1 billion
            0.53% of.................................Next $1 billion
            0.52% of.................................Next $1 billion
            0.51% of.................................Next $1 billion
            0.50% of.................................Next $3 billion
            0.485% of................................Over $10 billion
            Fee expressed as a percentage of net assets

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